As filed with the Securities and Exchange Commission on June 8, 2001

                                                   Registration No.
 ============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   Form S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       UNIVIEW TECHNOLOGIES CORPORATION
            ------------------------------------------------------
            (Exact name of Registrant as specified in its charter)

            Texas                      541512                 75-1975147
 (State or other jurisdiction   (Primary North American    (I.R.S. Employer
     of incorporation or        Industry Classification   Identification No.)
        organization)               System Number)


         17300 North Dallas Parkway, Suite 2050, Dallas, Texas 75248
                                (972) 233-0900
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                              Billy J. Robinson
                Vice President, Secretary and General Counsel
                       uniView Technologies Corporation
         17300 North Dallas Parkway, Suite 2050, Dallas, Texas 75248
                                (972) 233-0900
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

      Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
 following box.                                                         [ ]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
 effective registration statement for the same offering.                [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the
 Securities Act  registration  statement  number  of  the  earlier  effective
 registration statement for the same offering.                          [ ]
     If delivery of the  prospectus is expected to  be made pursuant to  Rule
 434, please check the following box.                                   [ ]

                         CALCULATION OF REGISTRATION FEE
 -------------------------------------------------------------------------------
 Title of Each   Amount          Proposed        Proposed
 Class of        To Be           Maximum         Maximum            Amount of
 Securities to   Registered (1)  Offering Price  Aggregate          Registration
 be Registered                   Per Unit (2)    Offering Price (2) Fee
 -------------------------------------------------------------------------------
 Common Stock,   600,000         $0.68           $408,000           $102.50
 $.10 par value
 -------------------------------------------------------------------------------
      (1) Includes up to 600,000 shares of Common Stock issuable upon the exercise of warrants.
      (2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the offering price and registration fee are calculated upon the basis of the average of the high and low trading prices of the Common Stock as reported by the Nasdaq Stock Market on June 7, 2001.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the
 Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                  PROSPECTUS

                       UNIVIEW TECHNOLOGIES CORPORATION
                       --------------------------------
                    17300 North Dallas Parkway, Suite 2050
                             Dallas, Texas 75248
                                (972) 233-0900



                          Nasdaq Stock Market - UVEW

 ----------------------------------------------------------------------------

 Securities offered by selling security holders:

 * 600,000 shares of Common Stock issuable upon exercise of warrants.

      Selling security holders will offer the Securities to the public at a price related to the market price at the time of each sale. On June 7, 2001 the average of the high and low trading prices of the Common Stock as reported by the Nasdaq Stock Market was $0.68 per share. The Company will receive no proceeds from sales by the selling security holders. The Company could only receive proceeds in the future if and when any of the selling security holders exercise their warrants. The selling security holders will receive net proceeds at the time of each sale based on the sale price less brokers' commissions.

                     -----------------------------------

 This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 2.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                           _________________, 2001


                              ABOUT THE COMPANY

      uniView Technologies Corporation and its subsidiaries (the "Company") offer competencies and expertise in creating solutions for video on demand.
  Our primary focus is the development of enhanced digital media products and the related support technologies, such as interactive broadband connectivity and computer telephony integration software (Customer Service Support Software). We market our products and services both domestically and internationally focusing on telecommunications, hospitality, utilities, banking, multilevel marketing, and telecommunication companies. More information about us can be found at our website, www.uniView.com.

                          FORWARD LOOKING STATEMENTS

      When used in this Prospectus, the words "plans," "expects," "anticipates," "estimates," "believes" and similar expressions are intended to identify forward-looking statements. Such statements, including statements contained in the following "Risk Factors" section, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. These forward-looking statements speak only as of the date of this Prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or change in our expectations or any change in events, conditions or circumstances on which any such statement may be based, except as may be otherwise required by the securities laws.

                                 RISK FACTORS

      You should consider the following factors, together with the other information in this Prospectus, in evaluating an investment in the Company.


 RISKS RELATED TO COMPANY OPERATIONS
 -----------------------------------
 Limited Operating History; Absence of Profitable Operations in Recent
 Periods

      We have reported a net loss in each of our last five fiscal years from a combination of various operating segments. In 1996 we phased out Curtis Mathes Corporation operations, which specialized in manufacturing and marketing consumer electronics products related to the home entertainment industry. In 1997 we developed our uniView[R] set top box technologies for the convergence of the Internet and television. In 1998 and 1999 we acquired other computer-related companies, consolidated operations and moved to a different business model focused on licensing our technologies and providing computer-related consulting services. In 2000 we acquired proprietary computer telephony integration technologies (CTI), which provides solutions for customer contact centers, and began integrating our technologies, culminating in our recent announcement of CIMWeb, a powerful web-enabled product blending the technologies of customer contact centers with digital media products (set top boxes). As you can see, our corporate character and direction has changed in the recent past and we have a limited operating history in our present form under our current business model. We believe that we are positioned to be at the forefront of the interactive broadband services and CTI industries, but we make no assurance that the expected demand for our technologies and services under our current business model will materialize or increase at the expected rate.

 Limited Cash Flow; Additional Financing Required

      In recent years, we have not achieved a positive cash flow from operations. We continue to rely on sales of common and preferred stock and available credit arrangements to supplement our ongoing financial needs. Until we become self-supporting, we will have to utilize additional equity or debt financing. We continually evaluate opportunities with various investors to raise additional capital. We have in the past raised all of the financing necessary to fund ongoing operations. We make no assurance that such resources will continue to be available to us or that they will be available upon favorable terms. A lack of sufficient financial resources to fund operations until our business plan begins to produce the expected returns could have a material adverse effect on our business, operating results and financial condition.

 Dependence on Key Personnel

      Our success depends to a significant extent on the performance and continued service of our senior management and certain key employees. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. Specifically, we may experience increased costs in order to attract and retain skilled employees. In addition, employees may leave or compete against us. Our failure to attract additional qualified employees or to retain the services of key personnel could materially adversely affect our business, operating results and financial condition.

 RISKS RELATED TO THE COMPANY'S COMMON STOCK
 -------------------------------------------
 Additional Shares for Sale

      The shares being registered under this Prospectus may be sold after registration in the public market. The shares are expected to have no underwriters and will therefore not be subject to underwriter price stabilization transactions. The possibility that a substantial number of our securities may, in the near future, be sold in the public market could adversely affect prevailing market prices for the Common Stock. A depressed stock price could further impair our ability to raise additional capital through the sale of equity securities. Such impairment of our ability to raise necessary financing for ongoing operations could have a material adverse effect on our business, operating results and financial condition. See "Risk Factors -- Limited Cash Flow; Additional Financing Required," on page 3.

 Risks Related to Under-Priced Stocks

      Our common stock is currently listed on the Nasdaq SmallCap Market ("Nasdaq"). In order to continue to be listed on Nasdaq we must maintain, among other things, a minimum bid price of $1.00 per share and net tangible assets of $2 million. We received a Nasdaq staff Determination on April 17, 2001 indicating that we fail to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule(s) 4310(c)(4) and 4310(c)(8)(B), and that our securities are, therefore, subject to delisting from The Nasdaq SmallCap Market. On April 19, 2001, we requested an oral hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. We believe there is evidence that justifies a temporary waiver of the bid price requirement to allow our plan for regaining compliance with the continued listing requirements to take effect. However, there can be no assurance that the Panel will grant our request for waiver and continued listing. We have been advised by Nasdaq that pending completion of the appeal process, our stock will continue to be listed on the Nasdaq SmallCap Market. In the event the Panel determines to delist our Common stock, we will not be notified until the delisting has become effective. Our common stock would then be traded on the OTC bulletin board market.

      If we fail to meet the minimum maintenance criteria, our securities may be delisted from Nasdaq. Any trading of our securities after that would have to be conducted in the non-Nasdaq over-the-counter market. If that happens, an investor could find it more difficult to sell our securities or to obtain accurate market quotations. Also, if the securities are delisted and the trading price remains below $5.00 per share, trading would be subject to certain other rules of the Exchange Act. Such rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock." "Penny stock" is defined as any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery of a disclosure schedule explaining the penny stock market and the risks associated with that market before entering into any penny stock transaction. The rules also impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the securities. This could severely limit the market liquidity of the securities and the ability to sell the securities in the secondary market.

 Potential Dilution of Shareholders' Ownership Interests

      As of June 7, 2001 we had issued (1) 27,191,816 shares of Common Stock;
 (2) warrants and vested employee stock options that could be exercised into 6,988,665 shares of Common Stock; and (3) convertible securities that could be converted into approximately 4,503,333 shares of Common Stock. If the holders of all outstanding warrants, options, and convertible securities exchanged their holdings for Common Stock on that date, there would be approximately 38,683,814 shares of Common Stock outstanding. Such an event would dilute an existing shareholder's ownership interest in the Company. (For example, an existing 10% shareholder before such event would become a 7% shareholder after such event. All other existing shareholders would experience similar dilution). Such an event would increase our net tangible book value by the amount of the proceeds we received for issuing Common Stock in exchange for the warrants and options (approximately $15 million or $0.39 per share increase). "Pro forma net tangible book value" represents the amount of total tangible assets, less total liabilities, divided by the number of shares of Common Stock outstanding after such event. See "DESCRIPTION OF SECURITIES," on page 8.

 Preferred Stock's Preference over Common Stock

      Our Preferred Stock has preferences over the Common Stock in payment of dividends and in distributions to shareholders upon our dissolution. During ongoing operations, these preferences mean very little. However, if it became necessary to dissolve the Company and if any assets remain after payment of creditors, we would have to distribute them first to our Preferred Shareholders to pay the face amount and all accrued dividends on their Preferred Stock. After that we could make distributions to Common Shareholders. If dissolution occurred at the June 7, 2001 levels of Common and Preferred Stock, including accrued dividends, a Common Shareholder could receive a distribution which is approximately $0.72 per share less than it would otherwise receive if there were no shares of Preferred Stock outstanding. See "DESCRIPTION OF SECURITIES: Preferred Stock," on page 8.

 RISKS RELATED TO OUR TECHNOLOGIES AND SERVICES
 ----------------------------------------------
 Changes in Technology and Industry Standards

      We operate in a marketplace that changes rapidly. Changes in industry standards, frequent innovations and changes in customer preferences could render our technologies and services unmarketable if we are slow to anticipate or adjust to these changes. We may have to develop new technologies or modify our existing technologies and services to keep pace with these changes. Pursuit of these technological advances may require substantial expenditures, and we make no assurance that we will succeed in adapting our technologies as rapidly or as successfully as our competitors. Our competitors may have better financing and could gain advantage by implementing new technologies and services more quickly and at lower cost. Failure to adapt our technologies or to develop and introduce new technologies and enhancements in a timely fashion could have a material adverse effect on our business, operating results and financial condition.

 Dependence on the Internet

      We expect to derive a significant portion of our future income from our Internet-related technologies. Our future success will depend to a great extent upon the continued growth in the use of the Internet by consumers and the increased use of the Internet for commercial purposes. If the expected rate of growth in the use of the Internet does not occur, or if it occurs at a slower pace than expected, our business, operating results and financial condition could be materially adversely affected.

 RISKS RELATED TO THE INDUSTRY

 Highly Competitive Industry

      The industry in which we and our licensees operate is intensely and increasingly competitive and includes a large number of technology development and consulting companies, ISP's and manufacturers of consumer electronics products. A number of companies have announced development of, or have introduced Internet-television convergence devices and technologies similar to our technologies. Such competitors include, among others: (i) suppliers of low-cost Internet access technologies, such as "network computer" devices promoted by Oracle and others, (ii) "set top" boxes developed by WebTV Networks, Scientific Atlanta and others, as well as (iii) video game devices that provide Internet access such as the Sega Saturn, the Sony Playstation and the Nintendo 64. In addition, manufacturers of television sets have announced plans to introduce Internet access and Web browsing capabilities into their products or through set top boxes, using technologies supplied by others. Personal computer manufacturers, such as Gateway 2000, have announced products that offer full-fledged television viewing, combined with Internet access. Competition occurs principally in the areas of style, quality, functionality, service, design, product features and price of the licensed product.

      Our competitors may develop Internet access products and services that are superior to ours. They may be priced competitively with ours. They may achieve greater market acceptance than ours. Many of our competitors may have greater financial, technical, marketing and/or personnel resources than we do. This competitive environment could (1) limit the number of customers that are willing to utilize our technologies and services, (2) require price reductions and increased spending on technology development, marketing, network capacity, and content procurement, and (3) limit our ability to develop new technologies and services. Any of the foregoing events could have a material adverse effect on our business, financial condition and operating results.

      In addition, some of our competitors may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-funded companies. We make no assurance that we will have the resources required to continue to respond effectively to these competitive pressures. See "Risk Factors -- Limited Cash Flow; Additional Financing Required," on page 3.

 Government Regulation; Legal Uncertainties; International Business Risks

      The Federal Communications Commission ("FCC") provides mandatory guidelines for the electronic emissions of licensed products containing our technologies. Several federal and state government agencies, legislative bodies and courts, including the FCC, the Federal Trade Commission and the Internal Revenue Service further impact our technologies and services. A number of legislative and regulatory proposals from various international bodies and foreign and domestic governments in the areas of telecommunication regulation, access charges, encryption standards, content regulation, consumer protection, intellectual property, privacy, electronic commerce, and taxation, among others, are currently under consideration. We cannot predict whether such proposals will be adopted or whether they would be favorable or unfavorable to the industry.

      There are certain other significant risks inherent in doing business on an international level, for example: (1) unexpected changes in regulatory requirements, (2) uncertain political risks, (3) export restrictions, (4) export controls relating to encryption technology such as that utilized by the uniView technologies, (5) tariffs and other trade barriers, (6) fluctuations in currency exchange rates, and (7) potentially adverse tax consequences. Any one or all of the foregoing could adversely impact our future planned international operations.

 Limited Protection of Intellectual Property and Proprietary Rights; Risk of Litigation

      We regard our Internet-television convergence technologies containing software-related components as proprietary. We rely primarily on a combination of trademark, copyright and trade secret laws, nondisclosure agreements, and other methods to protect these proprietary rights. As the number of Internet-television convergence technologies in the industry increases and the functionality of these technologies overlap, infringement claims may also increase. Third parties may assert infringement claims against us in the future with respect to current or future technologies. As is common in the industry, from time to time we receive notices from third parties claiming infringement of intellectual property rights. We investigate these claims and respond as we deem appropriate. Policing unauthorized use of our technologies is also difficult and can be expected to be a recurring problem. We expect to enter into transactions in countries where intellectual property laws may not be well developed or are poorly enforced. Any claim or litigation, with or without merit, could be costly and could result in a diversion of our attention, which could have a material adverse effect on our business, operating results and financial condition.

                               USE OF PROCEEDS

      The Company will receive proceeds only when any of the selling security holders exercise their warrants. If that occurs, any proceeds received by the Company will be used for general corporate purposes including operating and working capital requirements. Various uses of the proceeds may include additional advertising, promotion, and further development of our technologies.

                           SELLING SECURITY HOLDERS

      The following table sets forth the total number of shares that were beneficially owned by the selling security holders before the offering. All of such shares are being offered for the account of the selling security holders and after the offering the selling security holders will each own no Common Stock of the Company. The table assumes that the number of shares to be offered and sold constitute all of the shares of Common Stock beneficially owned by the selling security holders.

                                                                  Number of
                                                                  Shares
                                    Relationship to               Underlying
 Selling Security Holder            the Company                   Warrants
 -----------------------            ---------------               ----------

 SECURITIES ACQUIRED PURSUANT TO A SECURITIES PURCHASE AGREEMENT:

 Sagemark Capital, L.P.             Private Investor              600,000

                                    TOTAL                         600,000
                                                                  =======


                             PLAN OF DISTRIBUTION

      The Shares being registered hereunder may be sold from time to time by any of the selling security holders, or by pledgees, donees, transferees or other successors in interest, or by additional selling stockholders. The Shares may be disposed of from time to time in one or more transactions through any one or more of the following: (1) to purchasers directly, (2) in ordinary brokerage transactions and transactions in which the broker solicits purchasers, (3) through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders or such successors in interest and/or from the purchasers of the Shares for whom they may act as agent, (4) the pledge of the Shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Shares or interests therein, (5) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (6) a cross or block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction and (7) an exchange distribution in accordance with the rules of such exchange, including the NASDAQ SmallCap Market, prices and at terms then prevailing or at prices related to the then current market price, at negotiated prices and terms or otherwise. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The selling security holders or such successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities, Act, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any Shares held by the selling security holders or such successors in interest that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to the Registration Statement of which this Prospectus is a part.

      The Company will pay all of the expenses incident to the offering and sale of the Shares to the public other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any counsel to the selling security holders related thereto.

      In the event of a material change in the plan of distribution disclosed in this Prospectus, the selling security holders will not be able to effect transactions in the Shares pursuant to this Prospectus until such time as a post-effective amendment to the Registration Statement is filed with, and declared effective by, the U.S. Securities and Exchange Commission ("SEC.")

                          DESCRIPTION OF SECURITIES
 Common Stock

      The Company is authorized by its articles of incorporation, as amended, to issue up to 80 million shares of Common Stock, $.10 par value, of which we had issued 27,191,816 shares as of June 7, 2001. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding Common Stock can, if they so choose, elect all directors. An affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, a particular matter, present in person or represented by proxy, shall decide any question brought before such meeting at which a quorum is present. A quorum consists of a majority of the issued and outstanding shares of the Common Stock entitled to vote. The articles of incorporation of the Company specify that a majority vote of shareholders shall be determinative regardless of provisions requiring more than a majority vote under the Texas Business Corporation Act.

      All of the shares issuable upon exercise of warrants will be fully paid and nonassessable. Holders of the Common Stock have no preemptive or other subscription rights, and shares of Common Stock have no redemption, sinking fund, or conversion privileges. Holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors of the Company, out of funds legally available therefor. In the event of liquidation or dissolution of the Company, holders of Common Stock are entitled to share ratably in all assets available for distribution to such shareholders.

 Preferred Stock

      The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $1.00 par value, in one or more series, which, if issued, would have certain preferences over the Common Stock. The articles of incorporation of the Company vest the board of directors with authority to establish and designate series of Preferred Stock and to fix and determine the relative rights and preferences of any series so established. As of June 7, 2001, outstanding Preferred Stock consisted of:

      (1) $30,000 face value of Series A Preferred Stock with an annual dividend rate of 6%, and no right to convert into Common Stock.

      (2) $50,000 face value of Series H Preferred Stock with an annual dividend rate of 5% and the right to convert such Preferred Stock into 3,333 shares of Common Stock at a minimum conversion price of $15.00 per share.

      (3) $18 million face value of Series 1999-D1 Preferred Stock with a 5% annual dividend rate and the right to convert such Preferred Stock into 4.5 million shares of Common Stock at a fixed conversion price of $4.00 per share. Conversions are limited by the holdings of their owners, as each owner may not hold more than 4.99% of the Company's outstanding common stock at any one time without giving the Company advance notice that it intends to waive this restriction.

      None of the Preferred Stock has any voting rights. It has preference over the Common Stock as to dividends, and no dividends can be declared or paid on Common Stock unless all dividends on Preferred Stock have been paid.
  Dividends on all Preferred Stock are cumulative. No dividend may be paid on shares of any series of Preferred Stock unless they are paid on all series. In the event of dissolution, liquidation or winding up of the Company, the holders of each series of Preferred Stock would be entitled to receive the face amount of the Preferred Stock plus all accumulated and unpaid dividends. After such payment to the holders of Preferred Stock, the remaining assets and funds of the Company could be distributed pro rata among the holders of the Common Stock. Upon notice from the board of directors to the holders, all or any part of any series of outstanding Preferred Stock may be called for redemption and redeemed.
 Warrants and Employee Stock Options

      As of June 7, 2001, various investors held warrants and directors and various employees held vested stock options which were exercisable for a total of 6,988,665 shares of Common Stock. Other employees held 254,335 stock options, which vest at various times over the next three years. Exercise prices of all warrants and stock options range from a high of $9.40 per share, to a low of $0.84 per share and expiration dates range from June 2001 through March 2006.

 Convertible Debentures

      As of June 7, 2001, there were no outstanding Convertible Debentures.

      The transfer agent and registrar for Common Stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10007.

                             RECENT DEVELOPMENTS

      Except as may be reflected in this Prospectus, there have been no material changes in the Company's affairs since the filing of the Company's reports which have been incorporated herein by reference.

                     DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows us to "incorporate" into this Prospectus information from other documents we file with the SEC. This means that we can disclose important information to you by referring to those other documents. We are incorporating in this Prospectus the documents listed below, except where the information contained in those documents is different from the information contained in this Prospectus.

 (1) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, dated September 28, 2000 (the "2000 10-K Report").
 (2) The  Company's  Proxy  Statement  dated  October  2,  2000  (the  "Proxy
     Statement").
 (3) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, dated November 14, 2000 (the "September 10-Q Report").
 (4) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000, dated February 13, 2001 (the "December 10-Q Report").
 (5) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, dated May 11, 2001 (the "December 10-Q Report").

      We are also incorporating in this Prospectus all future documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to termination of this offering, which will update and supersede the information you read in this Prospectus. (If any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the SEC's rules, deemed to be "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act).

      We will provide at no cost to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with the Prospectus. You may make a written or oral request for this information to: uniView Technologies Corporation, 17300 North Dallas Parkway, Suite 2050, Dallas, Texas 75248, Attention: Investor Relations; telephone number (972) 233-0900.

                     WHERE YOU CAN FIND MORE INFORMATION

      The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any Company filing at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. (You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330). You may also obtain any Company filing electronically through the EDGAR Database located at the SEC's Internet site (http://www.sec.gov). You may view additional information about the Company at our Internet site (http://www.uniView.com). (The information posted at our Internet site is not incorporated into this Prospectus).

      This Prospectus is part of a Registration Statement on Form S-3 that we have filed with the SEC. The Registration Statement contains more information than is included in this Prospectus. You may review the complete registration statement in the manner set forth above.

                                LEGAL MATTERS

      Certain legal matters in connection with the validity of the securities offered hereby have been passed upon for the Company by Billy J. Robinson. Mr. Robinson is an attorney who acts as counsel to the Company. Mr. Robinson is also a director and owns 17,889 shares of Common Stock and holds vested options to purchase another 730,000 shares of Common Stock.

                                   EXPERTS

      The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K as of June 30, 2000 and for the two years then ended have been audited by Grant Thornton LLP. The financial statements for the year ended June 30, 1998 have been audited by King Griffin & Adamson P.C. The reports by the foregoing independent certified public accountants have been incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                     DISCLOSURE OF COMMISSION POSITION ON
                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the Company's Articles of Incorporation or Bylaws, or otherwise, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

 ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           Securities and Exchange Commission registration fee    $    102.50
           Transfer agent's fees                                       150.00
           Costs of printing                                           150.00
           Legal fees and expenses                                     500.00
           Accounting fees and expenses                                250.00
           Blue sky fees and expenses                                  250.00
           Miscellaneous expenses                                      500.00
                                                                   ----------
                               Total estimated fees               $  1,902.50

      All amounts estimated except for Securities and Exchange Commission registration fee.

 ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article 2.02(16) and 2.02-1 of the Texas Business Corporation Act empowers a corporation to indemnify its directors and officers or former directors or officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers.

      Article XIII of the Company's Articles of Incorporation, as amended, provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for any act or omission in his capacity as a director, except to the extent otherwise expressly provided by a statute of the State of Texas. Article IX of the Company's Bylaws provides for indemnification of officers and directors. The Company has entered into Indemnity Agreements with all of its officers, directors, and designated agents indemnifying them in connection with services performed for the Company to the fullest extent allowed by law.

 ITEM 16.  EXHIBITS

      The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

 Exhibit
 Number     Description of Exhibit

 4.1 Articles of Incorporation of the Company, as amended, defining the rights of security holders (filed as Exhibit "4.1" to the Company's Registration Statement on Form S-3 originally filed with the Commission on May 13, 1998 and incorporated herein by reference.)

 4.2 Bylaws of the Company, as amended, defining the rights of security holders (filed as Exhibit "3(ii)" to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 and incorporated herein by reference.)

 4.3 Form of Common Stock Certificate of the Company (filed as Exhibit "4.2" to the Company's annual report on Form 10-K for the fiscal year ended June 30, 1994 and incorporated herein by reference.)

 4.4* Form of Securities Purchase Agreement for warrants issued to Sagemark Capital, L.P.

 4.5* Form of Amendment to Securities Purchase Agreement for warrants issued to Sagemark Capital, L.P.

 4.6 Form of warrant issued to Sagemark Capital, L.P. in connection with a loan to the Company (filed as Exhibit "4.11" to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000 and incorporated herein by reference.)

 5*    Opinion of Billy J. Robinson.

 23.1* Consent of King Griffin & Adamson P.C.

 23.2* Consent of Grant Thornton LLP.

 23.3* Consent of Billy J. Robinson (included in his opinion filed as Exhibit 5.)

 24* Powers of Attorney (included on the Signature Page of the Registration Statement.)


 ITEM 17.  UNDERTAKINGS

 (a)  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)  To remove from registration by means of a post-effective amendment
 any  of  the  securities  being  registered  which  remain  unsold  at   the
 termination of the offering.

 (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c)  The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
 (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 8, 2001.

                               UNIVIEW TECHNOLOGIES CORPORATION

                               By:  /s/    PATRICK A. CUSTER
                                    -------------------------------------
                                    Patrick A. Custer
                                    President and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Patrick A. Custer and Billy
 J. Robinson, each of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and file with the Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-3 under the Securities Act of 1933, including any amendment or amendments relating thereto, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

      Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

      Principal Executive Officer
      ---------------------------
 /s/  PATRICK A. CUSTER    Chairman of the Board,                June 8, 2001
      Patrick A. Custer    President, Chief Executive Officer
                           and Director

      Principal Financial and Accounting Officer
      ------------------------------------------
 /s/  DAVID M. THOMAS      Vice President,                       June 8, 2001
      David M. Thomas      Chief Financial Officer



      Additional Directors
      --------------------
 /s/  BILLY J. ROBINSON    Vice President, Secretary,            June 8, 2001
      Billy J. Robinson    General Counsel and Director

 /s/  EDWARD M. WARREN     Director                              June 8, 2001
      Edward M. Warren

 /s/  BERNARD S. APPEL     Director                              June 8, 2001
      Bernard S. Appel

 /s/  GEORGE C. PLATT      Director                              June 8, 2001
      George C. Platt




                                EXHIBIT INDEX
                                                                  Sequential
 Exhibit Number         Description of Exhibit                    Page Number
 ----------------------------------------------------------------------------
 4.1  Articles of Incorporation  of the Company, as amended, defining  the rights of  security  holders (filed  as
      Exhibit "4.1" to the Company's  Registration Statement
      on Form S-3 originally  filed with the  Commission  on
      May 13, 1998 and incorporated herein by reference.)             N/A

 4.2  Bylaws of the Company, as amended, defining the rights of  security  holders (filed as Exhibit "3(ii)" to the
      Company's Annual Report on  Form 10-K for  the  fiscal
      year ended  June 30, 1999  and incorporated herein  by
      reference.)                                                     N/A

 4.3  Form of Common Stock Certificate of the Company (filed as  Exhibit  "4.2"  to  the Company's annual report on
      Form  10-K for the fiscal year ended June 30, 1994 and
      incorporated herein by reference.)                              N/A

 4.4* Form  of  Securities  Purchase  Agreement  for private
      placement to Sagemark Capital, L.P.                              18

 4.5* Form of Amendment to Securities Purchase Agreement for
      private placement to Sagemark Capital, L.P.                      33

 4.6  Form of warrant issued  to Sagemark  Capital,  L.P. in connection  with  a  loan  to  the  Company (filed  as
      Exhibit  "4.11" to  the Company's  Quarterly Report on
      Form 10-Q  for the  fiscal quarter ended December  31,
      2000 and incorporated herein by reference.)                     N/A

 5*   Opinion of Billy J. Robinson.                                    38

 23.1* Consent of King Griffin & Adamson P.C.                          39

 23.2* Consent of Grant Thornton LLP.                                  40

 23.3* Consent of Billy J. Robinson (included in his opinion
       filed as Exhibit 5.)                                            38

 24*   Powers of Attorney (included on the Signature Page of
       the Registration Statement.)                                    16
 _________________
 *  Filed herewith.